Amendment No. 2
                                       to
                                  SCHEDULE 13G

                                 (Rule 13d-102)

Information to be Included in Statements Filed Pursuant to Rule 13d-1(b), (c) and (d) and Amendments Thereto Filed Pursuant to Rule 13d-2

                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                 Amendment No. 2
                                       to
                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2 )*
                                          ------
                                  MP3.com, Inc.
                                ----------------
                                (Name of Issuer)

                   Common Stock, par value of $.001 per share
                   ------------------------------------------
                         (Title of Class of Securities)

                                   62473M 10 9
                                  ------------
                                 (CUSIP Number)

                                December 31, 2000

             (Date of Event Which Requires Filing of this Statement)

         Check the  appropriate box to designate the rule pursuant to which this
Schedule is filed:

                                [ ] Rule 13d-1(b)

                                [X] Rule 13d-1(c)

                                [ ] Rule 13d-1(d)

         *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

         The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act, but shall be subject to all other provisions of the Act (however, see the Notes).






----------------------------------------                                        --------------------------------------
CUSIP No. 62473M 10 9                                     13G                   Page  2  of  13   Pages
                                                                                     ---    -----
----------------------------------------                                        --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
     1       Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
             Cox MP3, Inc.
------------ ---------------------------------------------------------------------------------------------------------
------------ ----------------------------------------------------------------------------- ---------------------------
     2       Check the Appropriate Box if a Member of a Group                              (a) __
             (See Instructions)                                                            (b)  x
                                                                                               ---

------------ ----------------------------------------------------------------------------- ---------------------------
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC Use Only



------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

             Delaware

------------ ---------------------------------------------------------------------------------------------------------
---------------------------------------- --------- -------------------------------------------------------------------
               Number of                    5      Sole Voting Power

                Shares                             -0-
                                         --------- -------------------------------------------------------------------
                                         --------- -------------------------------------------------------------------
             Beneficially                   6      Shared Voting Power

               Owned by                            2,634,448
                                         --------- -------------------------------------------------------------------
                                         --------- -------------------------------------------------------------------
                 Each                       7      Sole Dispositive Power

               Reporting                           -0-
                                         --------- -------------------------------------------------------------------
                                         --------- -------------------------------------------------------------------
                                            8      Shared Dispositive Power
              Person With                          2,634,448
---------------------------------------- --------- -------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
9            Aggregate Amount Beneficially Owned by Each Reporting Person

             2,634,448

------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
10           Check if the Aggregate Amount in Row (9) Excludes Certain Shares N/A
                                                                              ---
             (See Instructions)


------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
11           Percent of Class Represented by Amount in (9)

             3.9 %

------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
12           Type of Reporting Person (See Instructions)

             CO

------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        --------------------------------------
CUSIP No. 62473M 10 9                                     13G                   Page  3  of  13 Pages
                                                                                     ---    ----
----------------------------------------                                        --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
     1       Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
             Cox Enterprises, Inc.
------------ ---------------------------------------------------------------------------------------------------------
------------ ----------------------------------------------------------------------------- ---------------------------
     2       Check the Appropriate Box if a Member of a Group                              (a) __
             (See Instructions)                                                            (b) x
                                                                                              ---

------------ ----------------------------------------------------------------------------- ---------------------------
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC Use Only



------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

             Delaware

------------ ---------------------------------------------------------------------------------------------------------
---------------------------------------- --------- -------------------------------------------------------------------
               Number of                    5      Sole Voting Power

                Shares                             -0-
                                         --------- -------------------------------------------------------------------
                                         --------- -------------------------------------------------------------------
             Beneficially                   6      Shared Voting Power

               Owned by                            2,634,448
                                         --------- -------------------------------------------------------------------
                                         --------- -------------------------------------------------------------------
                 Each                       7      Sole Dispositive Power

               Reporting                           -0-
                                         --------- -------------------------------------------------------------------
                                         --------- -------------------------------------------------------------------
                                            8      Shared Dispositive Power
              Person With                          2,634,448
---------------------------------------- --------- -------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
9            Aggregate Amount Beneficially Owned by Each Reporting Person

             2,634,448

------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
10           Check if the Aggregate Amount in Row (9) Excludes Certain Shares N/A
                                                                              ---
             (See Instructions)


------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
11           Percent of Class Represented by Amount in (9)

             3.9 %

------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
12           Type of Reporting Person (See Instructions)

             CO

------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        --------------------------------------
CUSIP No. 62473M 10 9                                     13G                   Page  4  of  13  Pages
                                                                                     ---    -----
----------------------------------------                                        --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
     1       Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
             Barbara Cox Anthony
------------ ---------------------------------------------------------------------------------------------------------
------------ ----------------------------------------------------------------------------- ---------------------------
     2       Check the Appropriate Box if a Member of a Group                              (a) __
             (See Instructions)                                                            (b) x
                                                                                              ---

------------ ----------------------------------------------------------------------------- ---------------------------
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC Use Only



------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

             U.S.A.

------------ ---------------------------------------------------------------------------------------------------------
---------------------------------------- --------- -------------------------------------------------------------------
               Number of                    5      Sole Voting Power

                Shares                             -0-
                                         --------- -------------------------------------------------------------------
                                         --------- -------------------------------------------------------------------
             Beneficially                   6      Shared Voting Power

               Owned by                            2,634,448
                                         --------- -------------------------------------------------------------------
                                         --------- -------------------------------------------------------------------
                 Each                       7      Sole Dispositive Power

               Reporting                           -0-
                                         --------- -------------------------------------------------------------------
                                         --------- -------------------------------------------------------------------
                                            8      Shared Dispositive Power
              Person With                          2,634,448
---------------------------------------- --------- -------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
9            Aggregate Amount Beneficially Owned by Each Reporting Person

             2,634,448

------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
10           Check if the Aggregate Amount in Row (9) Excludes Certain Shares N/A
                                                                              ---
             (See Instructions)


------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
11           Percent of Class Represented by Amount in (9)

             3.9%

------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
12           Type of Reporting Person (See Instructions)

             IN

------------ ---------------------------------------------------------------------------------------------------------

----------------------------------------                                        --------------------------------------
CUSIP No. 62473M 10 9                                     13G                   Page  5  of  13 Pages
                                                                                     ---    ----
----------------------------------------                                        --------------------------------------

------------ ---------------------------------------------------------------------------------------------------------
     1       Names of Reporting Persons/I.R.S. Identification Nos. of Above Persons (Entities Only)
             Anne Cox Chambers
------------ ---------------------------------------------------------------------------------------------------------
------------ ----------------------------------------------------------------------------- ---------------------------
     2       Check the Appropriate Box if a Member of a Group                              (a) __
             (See Instructions)                                                            (b) x
                                                                                              ---

------------ ----------------------------------------------------------------------------- ---------------------------
------------ ---------------------------------------------------------------------------------------------------------
     3       SEC Use Only



------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
     4       Citizenship or Place of Organization

             U.S.A.

------------ ---------------------------------------------------------------------------------------------------------
---------------------------------------- --------- -------------------------------------------------------------------
               Number of                    5      Sole Voting Power

                Shares                             -0-
                                         --------- -------------------------------------------------------------------
                                         --------- -------------------------------------------------------------------
             Beneficially                   6      Shared Voting Power

               Owned by                            2,634,448
                                         --------- -------------------------------------------------------------------
                                         --------- -------------------------------------------------------------------
                 Each                       7      Sole Dispositive Power

               Reporting                           -0-
                                         --------- -------------------------------------------------------------------
                                         --------- -------------------------------------------------------------------
                                            8      Shared Dispositive Power
              Person With                          2,634,448
---------------------------------------- --------- -------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
9            Aggregate Amount Beneficially Owned by Each Reporting Person

             2,634,448

------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
10           Check if the Aggregate Amount in Row (9) Excludes Certain Shares N/A
                                                                              ---
             (See Instructions)


------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
11           Percent of Class Represented by Amount in (9)

             3.9%

------------ ---------------------------------------------------------------------------------------------------------
------------ ---------------------------------------------------------------------------------------------------------
12           Type of Reporting Person (See Instructions)

             IN

------------ ---------------------------------------------------------------------------------------------------------

Answer every item. If an item is inapplicable or the answer is in the negative, so state.

Item 1(a).        Name of Issuer:

         The name of the issuer is MP3.com, Inc., a Delaware corporation (the "Issuer").

Item 1(b).        Address of Issuer's Principal Executive Offices:

         The Issuer's principal executive offices are located at 10350 Science Center Drive, Building 14, San Diego, California 92121.

Item 2(a).        Name of Person Filing:

This report is being filed jointly by Cox MP3, Inc. ("CoxMP3"), Cox Enterprises, Inc. ("CEI"), Cox Interactive Media, Inc. ("CIM"), Barbara Cox Anthony and Anne Cox Chambers pursuant to a joint filing agreement, dated as of July 20, 1999, as amended as of February 14, 2000.

         CoxMP3 is a wholly owned subsidiary of CIM, which in turn is a wholly owned subsidiary of CEI. There are 604,733,354 shares of common stock of CEI outstanding, with respect to which: (i) Barbara Cox Anthony, as trustee of the Anne Cox Chambers Atlanta Trust, exercises beneficial ownership over 174,949,266 shares (28.9%); (ii) Anne Cox Chambers, as trustee of the Barbara Cox Anthony Atlanta Trust, exercises beneficial ownership over 174,949,266 shares (28.9%);
(iii) Barbara Cox Anthony, Anne Cox Chambers and Richard L. Braunstein, as trustees of the Dayton Cox Trust A, exercise beneficial ownership over 248,237,055 shares (41.1%); and (iv) 248 individuals and trusts exercise beneficial ownership over the remaining 6,597,767 shares (1.1%). Thus, Barbara Cox Anthony and Anne Cox Chambers, who are sisters, together exercise beneficial ownership over 598,135,587 shares (98.9%) of the common stock of CEI. In addition, Garner Anthony, the husband of Barbara Cox Anthony, holds beneficially and of record 43,734 shares of common stock of CEI. Barbara Cox Anthony disclaims beneficial ownership of such shares. Therefore, each of CEI, CIM, Anne Cox Chambers and Barbara Cox Anthony may also be deemed to be beneficial owners of the securities reported herein.

Item 2(b).        Address of Principal Business Office or, if None, Residence

         The principal office and business address of CEI is 1400 Lake Hearn Drive, N.E., Atlanta Georgia 30319. The principal office and business address of Cox MP3 is 3773 Howard Hughes Parkway, #300N, Las Vegas, Nevada 89109. The principal office and business address of CIM is 530 Means Street, Suite 1, Atlanta, Georgia 30318. The principal residence address of Mrs. Chambers is 426 West Paces Ferry Road, N.W., Atlanta, Georgia 30305, and the principal residence address of Mrs. Anthony is 3944 Noela Place, Honolulu, Hawaii 96815.

Item 2(c).        Citizenship:

     CIM and CEI are each incorporated in Delaware. Cox MP3 is incorporated in Nevada. Mrs. Chambers and Mrs. Anthony are both U.S. citizens.

Item 2(d).        Title of Class of Securities

         Common Stock, par value $.001 per share

Item 2(e).        CUSIP Number:

         62473M 10 9

Item 3. If this statement is filed pursuant to Rule 13(d)-1(b), or 13(d)-2(b), or (c), check whether the person filing is a: N/A

(a) [ ] Broker or dealer registered under Section 15 of the Exchange Act.

(b) [ ] Bank as defined in Section 3(a)(6) of the Exchange Act.

(c) [ ] Insurance company as defined in Section 3(a)(19) of the Exchange Act.

(d) [ ] Investment company registered under Section 8 of the Investment Company Act.

(e) [ ] An investment adviser in accordance with Rule 13d-1(b)(1)(ii)(E);

(f) [ ] An employee benefit plan or endowment fund in accordance with Rule 13d-1(b)(1)(ii)(F);

(g) [ ] A parent holding company or control person in accordance with Rule 13d-1(b)(1)(ii)(G);

(h) [ ] A savings association as defined in Section 3(b) of the Federal Deposit Insurance Act;

(i) [ ] A church plan that is excluded from the definition of an investment company under Section 3(c)(14) of the Investment Company Act;

(j) [ ] Group, in accordance with Rule 13d-1(b)(1)(ii)(J).

If this statement is filed pursuant to Rule 13d-1(c), check this box. [X]

Item 4.           Ownership.

(a)    Amount beneficially owned: 2,634,448.
                                  ---------
(b)    Percent of class:  3.9.
                          ---
(c)    Number of shares as to which the person has:

(i)    Sole power to vote or to direct the vote  -0-.
                                                 ---
(ii)   Shared power to dispose or direct the disposition of 2,634,448.
                                                            ---------

(iii)  Sole power to dispose or to direct the disposition of -0-.
                                                             ---
(iv)   Shared power to dispose or to direct the disposition of 2,634,448.
                                                               ---------
Item 5.         Ownership of Five Percent or Less of a Class.  [X]

Item 6.         Ownership of More than Five Percent on Behalf of Another Person.

         N/A

Item 7. Identification and Classification of the Subsidiary Which Acquired the Security Being Reported

         N/A

Item 8.         Identification and Classification of Members of the Group.

         N/A

Item 9.         Notice of Dissolution Group.

         N/A

Item. 10.       Certifications.

         By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

            Attention Intentional misstatements or omissions of fact constitute federal criminal violations (see 18 U.S.C. 1001).

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                         COX MP3, INC.

                                       By:/s/Andrew A. Merdek          1/30/01
                                          -------------------------    --------
                                         Andrew A. Merdek / Secretary     Date

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.




                                         COX ENTERPRISES, INC.

                                       By:/s/ Andrew A. Merdek         1/30/01
                                         --------------------------   ---------
                                         Andrew A. Merdek / Secretary     Date

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       COX INTERACTIVE MEDIA, INC.

                                       By: /s/ Andrea A. Merdek       1/30/01
                                          -------------------------  ----------
                                          Andrea A. Merdek,Secretary      Date

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



                                       /s/ Barbara Cox Anthony       1/30/01
                                       ---------------------------  -----------
                                       Barbara Cox Anthony                Date

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


                                      /s/ Anne Cox Chambers         1/30/01
                                      ---------------------------  ------------
                                      Anne Cox Chambers                   Date